Exhibit 1.01

Universal Electronics Inc.
Conflict Minerals Report
For the reporting period from January 1, 2015 to December 31, 2015

This Conflict Minerals Report (this “Report”) of Universal Electronics Inc. (the “Company,” “we,” “us” or “our”) has been prepared pursuant to Rule 13p-1 and Form SD promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2015 to December 31, 2015 (the “Reporting Period”).
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “conflict minerals” as: (i)(a) columbite-tantalite (coltan), (b) cassiterite, (c) gold and (d) wolframite, or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”). Our operations, including the operations of our consolidated subsidiaries, may at times manufacture, or contract to manufacture, products such as universal remote controls, integrated circuits and audio-video accessories (collectively, our “products”) for which conflict minerals are necessary to the functionality or production of those products. As required by Form SD, we have conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in our products during the Reporting Period, which we refer to as the “Subject Minerals,” to determine whether any of the Subject Minerals originated in the Covered Countries and/or whether any of the Subject Minerals may be from recycled or scrap sources. Where applicable, we have conducted additional due diligence regarding the sources of the Subject Minerals. The results of our RCOI regarding the Subject Minerals, as well as our additional due diligence regarding the sources of such Subject Minerals, are contained in this Report, which is publicly available with the related Form SD at www.uei.com/about/investor-relations under "SEC Filings". The content on any website referred to in this Report is not incorporated by reference into this Report unless expressly noted.
1.    The Company’s RCOI
The Company has conducted a good faith RCOI regarding the Subject Minerals. This good faith RCOI was reasonably designed to determine whether any of the Subject Minerals originated in the Covered Countries and whether any of the Subject Minerals may be from recycled or scrap sources, in accordance with Form SD and related guidance provided by the Securities and Exchange Commission (“SEC”). The Company also exercised due diligence on the source and chain of custody of the Subject Minerals. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”).
The Company’s global supply chain is complex. Because the Company does not purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the OECD Guidelines and related guidance provided by the SEC, the Company works with its direct suppliers to identify, where possible, the smelters and refiners of the Subject Minerals.
In preparation for conducting our RCOI, we analyzed our entire supplier base to identify suppliers that we believed could potentially provide components or materials containing Subject Minerals that were incorporated into products that we manufactured or contracted to manufacture. As a result of this process, we identified 178 direct suppliers (collectively, the “Covered Suppliers”) that we believed could potentially provide materials containing Subject Minerals. We sent a request to each of the Covered Suppliers to provide information regarding the presence and sourcing of conflict minerals used in the products supplied to the Company during the Reporting Period. To make these requests, we utilized the Conflict-Free Sourcing Initiative (“CFSI”) Conflict Minerals Reporting Template (“CMRT”). An escalation process was initiated with Covered Suppliers who continued to be non-responsive after the above contacts were made. For the Reporting Period, we obtained representations from Covered Suppliers representing approximately 80% of the total dollar value of our purchases from Covered Suppliers during the Reporting Period.
Using a risk-based approach, we evaluated responses from the Covered Suppliers for plausibility, consistency, and gaps both in terms of which materials were stated to contain or not contain Subject Minerals, as well as the origin of those Subject Minerals. We engaged certain Covered Suppliers, holding discussions and reviewing the results of their internal due diligence efforts, to ensure that the responses to our inquiries regarding conflict minerals were thorough and understood.
2.     The Company’s Due Diligence Process
The Company’s due diligence process is based on the OECD Guidelines. Due diligence measures undertaken by the Company during the Reporting Period included the following:
Establish Strong Company Management Systems
Conflict Minerals Steering Committee
In 2013, the Company formed a broad, interdisciplinary and cross-functional committee comprised of individuals representing multiple departments and business units, to oversee and drive conflict minerals compliance. This committee continued its oversight role during the Reporting Period.
Conflict Minerals Policy
During the Reporting Period, we continued to communicate our conflict minerals policy ("Conflict Minerals Policy") to our supply chain. Our Conflict Minerals Policy, which is publicly available at www.uei.com/corporate-responsibility/conflict-minerals, affirms that the Company takes its corporate responsibility seriously and that it is the Company’s goal to only use conflict minerals in its products that are sourced responsibly. Furthermore, we maintained a public email address (UEIConflictMinerals@uei.com) for general inquiries and feedback regarding our conflict minerals program.
Internal Team to Support Supply Chain Due Diligence
The Company has established an internal team to manage conflict minerals engagement with its suppliers. The team is comprised of individuals representing the functional areas of procurement, product quality, manufacturing and compliance within each of our domestic and international business units. The Company’s team of subject matter experts is responsible for reaching out to the Company’s supplier base on an ongoing basis to collect information, including CMRTs, regarding the presence and sourcing of conflict minerals in products supplied to the Company.
Internal Measures Taken to Strengthen Company Engagement With Suppliers
The Company has undertaken the task of increasing its supply chain transparency and identifying risks within its supply chain. The Company is committed to conducting business in a socially responsible manner and is determined to partner with suppliers who are similarly committed. The Company engages in quality assessments with its suppliers on an annual basis. Through this process, the Company is able to remain engaged with its supply base from a quality and compliance perspective.
The Company is also working to strengthen its commitment to the responsible sourcing of conflict minerals through the use of specific provisions in its purchase orders. When engaging inventory suppliers who may supply us with products containing conflict minerals, we include a provision in the “terms and conditions” section of our purchase orders that requires the supplier to represent to us that all products supplied to the Company are free of conflict minerals or if the supplier is unable to make this representation that the supplier will work with the Company to be able to make this representation or obtain sourcing information to enable the Company to accurately identify the source of Subject Minerals contained in the products provided by the supplier, with the understanding that all products supplied will be free of conflict minerals. Further, suppliers are required to cooperate with the Company’s periodic requests to capture information regarding the source of Subject Minerals in products provided to the Company.
Investment In RCOI Data Management
In 2014, we invested in a comprehensive conflict minerals data management tool that tracks communications with direct suppliers, houses RCOI and due diligence information, automates the validation of direct supplier CMRT data received and consolidates direct supplier CMRT information for analysis and reporting. This tool has enabled us to be both more efficient and more effective in the collection of conflict minerals information from our suppliers.

Identify and Assess Risks in the Supply Chain
As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency. The most significant element of understanding our supply chain and making these assessments is obtaining CMRTs from our direct suppliers and analyzing these CMRT responses on both an individual and an aggregated basis.
Design and Implement a Strategy to Respond to Identified Risks
We are committed to maintaining high standards of corporate responsibility through our compliance with Form SD. During the Reporting Period, we worked to address any significant due diligence findings as they arose. For example, as noted above, we conducted additional due diligence for certain Covered Suppliers who provided inadequate or incomplete initial responses to the RCOI. Our risk assessment procedures will continue to evolve as circumstances warrant. See “Additional Due Diligence and Risk Mitigation” below for additional detail.
Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
Where possible, we have relied on third party assurances and certifications. For example, we accept as reliable any smelter that is a member of the CFSI Conflict Free Smelter program. To the extent that other audited supplier certifications are provided to us, we will consider reliance on such certifications on a case-by-case basis.
Report Annually on Supply Chain Due Diligence
This report and related Form SD are publicly available at www.uei.com/about/investor-relations under "SEC Filings" and meets the OECD recommendation to report annually on supply chain due diligence.
3.    Due Diligence Results
The Company manufactures products that may contain conflict minerals. Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company determined that certain of the Subject Minerals were from “recycled or scrap sources” (as such term is defined in Form SD). Additionally, the Company compiled the list in Table 1 below of verified smelters that provided certain of the Subject Minerals.
Although the Company obtained information regarding the smelters used by the Covered Suppliers to process certain conflict minerals during the Reporting Period, as well as the countries of origin for such conflict minerals, in a number of cases the Covered Suppliers provided conflict mineral information at a company-wide level, rather than with respect to the specific products supplied to the Company. As a result, in these cases we were unable to conclude whether conflict minerals from smelters listed by these Covered Suppliers were actually used in the Company’s products and thus have not included these smelters in the list in Table 1, nor have we included country of origin information provided by these particular Covered Suppliers in the country of origin information below Table 1. As discussed above, we are assessing our supply chain risks and are working with our suppliers in developing greater supply chain transparency.
Table 1
List of Verified Smelters

Metal	Smelter Name
Columbite-Tantalite (Coltan/Tantalum)
F&X Electro-Materials Ltd.
Global Advanced Metals Boyertown
H.C. Starck Co., Ltd.
H.C. Starck GmbH Goslar
H.C. Starck GmbH Laufenburg
H.C. Starck Hermsdorf GmbH
H.C. Starck Inc.
H.C. Starck Ltd.
Mitsui Mining & Smelting
Ningxia Orient Tantalum Industry Co., Ltd.
Solikamsk Magnesium Works OAO
Ulba Metallurgical Plant JSC

Metal	Smelter Name
Cassiterite (Tin)
Alpha
China Tin Group Co., Ltd.
Cooperativa Metalurgica de Rondonia Ltda.
CV Serumpun Sebalai
CV United Smelting
CV Venus Inti Perkasa
Dowa
EM Vinto
Feinhütte Halsbrucke GmbH
Fenix Metals
Gejiu Non-Ferrous Metal Processing Co., Ltd.
Gejiu Zili Minig And Metallurgy Co., Ltd.
Magnu's Minerals Metais e Ligas Ltda.
Malaysia Smelting Corporation (MSC)
Metallo-Chimique N.V.
Mineração Taboca S.A.
Minsur
Mitsubishi Materials Corporation
O.M. Manufacturing Philippines, Inc.
Operaciones Metalurgical S.A.
PT Aries Kencana Sejahtera
PT Artha Cipta Langgeng
PT ATD Makmur Mandiri Jaya
PT Babel Inti Perkasa
PT Bangka Kudai Tin
PT Bangka Tin Industry
PT Belitung Industri Sejahtera
PT BilliTin Makmur Lestari
PT Bukit Timah
PT DS Jaya Abadi
PT Eunindo Usaha Mandiri
PT Inti Stania Prima
PT Justindo
PT Mitra Stania Prima
PT Panca Mega Persada
PT Prima Timah Utama
PT Refined Bangka Tin
PT Sariwiguna Binasentosa
PT Stanindo Inti Perkasa
PT Sumber Jaya Indah
PT Timah (Persero) Tbk Kundur
PT Timah (Persero) Tbk Mentok
PT Tinindo Inter Nusa
PT Wahana Perkit Jaya
Rui Da Hung
Soft Metais Ltda.
Thaisarco
VQB Mineral and Trading Group JSC
White Solder Metalurgia e Mineração Ltda.
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.

Metal	Smelter Name
Gold
Aida Chemical Industries Co., Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.
AngloGold Ashanti Córrego do Sítio Mineração
Asahi Refining USA Inc.
Asaka Riken Co., Ltd.
Aurubis AG
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
CCR Refinery - Glencore Canada Corporation
Chimet S.p.A.
Chugai Mining
Dowa
Eco-System Recycling Co., Ltd.
Elemetal Refining, LLC
Heimerle + Meule GmbH
Heraeus Ltd. Hong Kong
Heraeus Precious Metals GmbH & Co. KG
Ishifuku Metal Industry Co., Ltd.
JX Nippon Mining & Metals Co., Ltd.
Kennecott Utah Copper LLC
Kojima Chemicals Co. Ltd.
LS-NIKKO Copper Inc.
Materion
Matsuda Sangyo Co., Ltd.
Metalor Technologies (Hong Kong) Ltd.
Metalor USA Refining Corporation
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
Navoi Mining and Matallurgical Combinat
Nihon Material Co., Ltd.
Ohura Precious Metal Industry Co., Ltd.
Rand Refinery (Pty) Ltd.
Republic Metals Corporation
Royal Canadian Mint
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Solar Applied Materials Technology Corp.
Sumitomo Metal Mining Co., Ltd.
Tanaka Kikinzoku Kogyo K.K.
The Refinery of Shandong Gold Mining Co., Ltd.
Tokuriki Honten Co., Ltd.
Tongling Nonferrous Metals Group Co., Ltd.
United Precious Metal Refining, Inc.
Western Australian Mint trading as The Perth Mint
Yamamoto Precious Metal Co., Ltd.
Yokohama Metal Co., Ltd.
Yunnan Copper Industry Co., Ltd.
Zhongyuan Gold Smelter of Zhongjin Gold Corporation

Metal	Smelter Name
Wolframite (Tungsten)
A.L.M.T. TUNGSTEN Corp.
Chongyi Zhangyuan Tungsten Co., Ltd.
Ganzhou Huaxing Tungsten Products Co., Ltd.
Ganzhou Seadragon W & Mo Co., Ltd.
Global Tungsten & Powders Corp.
Hunan Chunchang Nonferrous Metals Co., Ltd.
Japan New Metals Co., Ltd.
Xiamen Tungsten (H.C.) Co., Ltd.
Xiamen Tungsten Co., Ltd.

Based on the information obtained pursuant to the RCOI and due diligence process described above, the Company does not have sufficient information, with respect to the Subject Minerals, to determine the country of origin of all such Subject Minerals; however, based on the information that has been obtained, the Company has reasonably determined that countries of origin of the Subject Minerals include the following countries: Australia, Bolivia, Brazil, Burundi, Canada, China, Democratic Republic of the Congo, Ethiopia, India, Indonesia, Japan, Malaysia, Mozambique, Namibia, Nigeria, Peru, Russia, Rwanda, Sierra Leone, South Africa, Taiwan, Thailand, the United States and Zimbabwe.
4.    Additional Due Diligence and Risk Mitigation
The Company expects to continually improve its supply chain due diligence efforts to mitigate the risk that the necessary Subject Minerals in its products benefit armed groups in the Covered Countries. Such measures include, but are not limited to:

•	assessing the presence of conflict minerals in its supply chain;

•	clearly communicating expectations with regard to supplier performance, transparency and sourcing;

•	increasing internal and external education programs about the Company’s responsible sourcing efforts and programs;

•	increasing the quality of information in responses for the RCOI process;

•	further embedding the RCOI process into the Company’s compliance processes such as the onboarding of new suppliers and quality reviews of existing suppliers; and

•	continuing to compare RCOI results to information collected via independent conflict free smelter validation programs such as the CFSI Conflict Free Smelter program.